Artesian Resources Corporation Reports First Quarter
2024 Results

Newark, Delaware, May 6, 2024 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider on the Delmarva Peninsula of water and wastewater services, and a number of other related business services, today announced earnings results for the first quarter of 2024.

First Quarter Results

Net income was $4.4 million, a $0.7 million, or 19.1%, increase compared to net income recorded during the three months ended March 31, 2023.  Diluted net income per share increased 10.3% to $0.43, compared to $0.39 for the same period in 2023.

Revenues totaled $24.5 million for the three months ended March 31, 2024, $2.0 million, or 9.1%, more than revenues for the three months ended March 31, 2023.

Water sales revenue increased $1.8 million, or 10.0%, primarily as a result of a net 7.5% temporary water rate increase placed into effect on November 28, 2023, as permitted under Delaware law, until permanent rates are determined by the Delaware Public Service Commission, and an increase in overall water consumption.

Other utility operating revenue increased approximately $0.2 million, or 7.0%, primarily due to an increase in wastewater revenue associated with an increase in the number of customers served.

Operating expenses, excluding depreciation and income taxes, increased $0.8 million, or 5.6%.  Utility operating expenses increased $0.7 million, or 6.1%, primarily the result of increased costs associated with water treatment and distribution operations, including filter replacements costs and chemical costs, and increases in payroll, employee benefits, purchased power and administrative costs.

“We are pleased to report temporary water rates are in effect, offsetting increased operating costs incurred to maintain high quality and reliable water service to our customers,” said Nicki Taylor, President of Artesian Water Company.

Depreciation and amortization expense increased $0.2 million, or 7.5%, primarily due to continued investment in utility plant providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Federal and state income tax expense increased $0.4 million, or 28.0%, primarily due to higher pre-tax income in 2024 compared to 2023.

Other income decreased $0.2 million, primarily due to a decrease in allowance for funds used during construction, or AFUDC, as a result of lower long-term construction activity subject to AFUDC.

Interest Charges decreased $0.3 million, primarily due to lower borrowing levels related to the Company’s lines of credit.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality reliable service to customers, $8.9 million was invested in the first three months of 2024 in water and wastewater infrastructure projects.  These investments include PFAS treatment equipment, relocation of facilities as a result of government mandates, renewals associated with the rehabilitation of aging infrastructure, installation of new main, purchase of new transportation equipment, and enhancing or improving existing treatment facilities and pumping stations to better serve our customers.

“Artesian recently commenced construction of the Sussex Regional Recharge Facility’s (SRRF) wastewater treatment plant in Milton, Delaware.  Moving forward on this project will provide a more environmentally sound solution for wastewater disposal in Sussex County.  This facility will allow for the diversion of excess nutrients from local rivers and streams to be productively utilized for farming use and ultimately recharging local groundwater supplies,” said Dian C. Taylor, CEO.

“We have now progressed to the construction phase of the SRRF treatment plant.  This facility will be an important part of Artesian’s regional system to treat wastewater most effectively while enhancing operational efficiencies.  Our regionalization efforts in Sussex County are vital to supporting existing wastewater treatment needs along with sustaining the continued growth occurring in this rapidly developing area of Delaware,” said David B. Spacht, President of Artesian Wastewater Management.

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and a number of other related core business services, on the Delmarva Peninsula.  Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905.  Artesian Water Company supplies 8.8 billion gallons of water per year through 1,470 miles of main to over a third of Delawareans.

Forward Looking Statements
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, recovery of investments in water utility plant and increased operating costs in rates charged to customers as presented in our current filing before the Delaware Public Service Commission, expectations regarding the cost and timing of planned infrastructure investments, the impact of weather on our operations, our growth strategy, our expectations regarding infrastructure investments, our enhanced wastewater operational efficiencies, and continued growth in our business and the number of customers served.  These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approval, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission.  While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Nicki Taylor
Investor Relations
(302) 453-6900
ntaylor@artesianwater.com